Exhibit 99.1

PRESS RELEASE	Investor Relations Contact: Stephen A. Fowle
August 29, 2013	(302) 571-6833 sfowle@wsfsbank.com

Media Contact: Stephanie Heist
(302) 571-5259
sheist@wsfsbank.com

WSFS COMPLETES REDEMPTION OF PREFERRED STOCK

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, announced that it completed the redemption of its remaining cumulative preferred stock on August 26, 2013. This redemption of excess capital was funded by available cash on hand from WSFS Financial Corporation at the stated liquidation (par) value of $1,000 per share. WSFS paid preferred stockholders $32,675,000, which included accrued and unpaid dividends to, but excluding the date of redemption, that have been earned since the last regular quarterly payment of dividends.

The redemption of the excess capital will be immediately accretive to earnings per share of common stock, adding meaningfully to common stockholders’ value over time.

As reported earlier this year, WSFS previously repurchased $20,000,000 of the $52,600,000 outstanding preferred stock in open market transactions at or very near par value.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.4 billion in assets on its balance sheet and $17.1 billion in fiduciary assets, including approximately $1.1 billion in assets under management. WSFS operates from 51 offices located in Delaware (41), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC, Cash Connect® and Array Financial. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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